Exhibit 99.1

News Release

One Centerpointe Drive Suite 200 Lake Oswego, Oregon 97035 503-684-7000	www.gbrx.com

For release: January 10, 2022, 6:00 a.m. EST	Contacts: Jack Isselmann, Media Relations Justin Roberts, Investor Relations Phone: 503-684-7000

Greenbrier Announces Board of Directors Election Results

Lake Oswego, Oregon, January 10, 2022 – The Greenbrier Companies, Inc. (NYSE:GBX) announced today the re-election of Admiral Thomas B. Fargo, Ambassador Antonio O. Garza and James R. Huffines to its Board of Directors, bringing Greenbrier’s total number of directors to 10.

Admiral Fargo has served on the Greenbrier board since 2015 and as Lead Director since January 2021. He is also the Chair of Greenbrier’s Compensation Committee. Admiral Fargo provides significant executive leadership, operational and manufacturing expertise to the Board.

Ambassador Garza has served as a Board Member since July 2021. He served as the U.S. Ambassador to Mexico from 2002 to 2009 and provides expertise in the North American rail industry as a Board member of Kansas City Southern.

Mr. Huffines has served as a Board Member since July 2021 and has more than 35 years of experience in the banking and finance sectors. He also brings public company and governmental expertise to the Board.

“Tom, Antonio and James each bring unique experience from a range of sectors to our Board,” said William A. Furman, Greenbrier Chairman and CEO. “Their combined knowledge executing critical business and organizational functions continues to benefit Greenbrier. I am extremely pleased to have these three Directors as Board colleagues during the coming years.”

In addition, two of Greenbrier’s long-term Directors, Duane McDougall and Don Washburn, retired from the Board, effective with the end of their terms in January 2022. Mr. McDougall joined the Board in 2003 and served as Lead Director from 2014 to 2021. Mr. Washburn joined in 2004, bringing executive management and operational expertise to the Board. Over their tenures, Greenbrier has grown from a small new railcar builder with under $750 million of annual revenue to one of the largest global freight railcar builders with multi-billion-dollar annual revenues.

“Over nearly two decades, Duane and Don’s leadership and collaboration has transformed Greenbrier into an international leader in the rail equipment sector,” said Furman. “We have all benefitted from their proven track record of strategic thinking and focus on execution. On behalf of the Board and Greenbrier’s management, I thank both Don and Duane for their innumerable contributions to Greenbrier.”

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Greenbrier Announces Board Election Results… (Cont.)	Page 2

About Greenbrier

Greenbrier, headquartered in Lake Oswego, Oregon, is a leading international supplier of equipment and services to global freight transportation markets. Through its wholly-owned subsidiaries and joint ventures, Greenbrier designs, builds and markets freight railcars and marine barges in North America, Europe and Brazil. We are a leading provider of freight railcar wheel services, parts, maintenance and retrofitting services in North America through our rail services business unit. Greenbrier manages 443,000 railcars and offers railcar management, regulatory compliance services and leasing services to railroads and other railcars owners in North America. GBX Leasing (GBXL) is a special purpose subsidiary that owns and manages a portfolio of leased railcars that originate primarily from Greenbrier’s manufacturing operations. GBXL and Greenbrier own a lease fleet of 12,900 railcars. Learn more about Greenbrier at www.gbrx.com.

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